As filed with the Securities and Exchange Commission on February 14, 2013

Registration No. 333-130188

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

White River Capital, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1908796 (I.R.S. Employer Identification Number)

6051 El Tordo, P.O. Box 9876 Rancho Santa Fe, California (Address of Principal Executive Offices)	92067 (Zip Code)

White River Capital, Inc. Directors Stock Compensation Plan
(Full title of the plan)

Martin J. Szumski
Chief Financial Officer and Senior Vice President
White River Capital, Inc.
6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
(Name and address of agent for service)

(858) 997-6740
(Telephone number, including area code, of agent for service)

With copies to:
Eric R. Moy, Esq. David P. Hooper, Esq. Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7298

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)
☐	Accelerated filer
☑	Smaller reporting company

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-130188) (the “Registration Statement”) originally filed by White River Capital, Inc. (“White River”) with the Securities and Exchange Commission on December 7, 2005.

On February 14, 2013, pursuant to the Agreement and Plan of Merger entered into on November 15, 2012 (the “Merger Agreement”), by and among White River, Coastal Credit Holdings, Inc. (“Parent”), and Coastal Credit Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company with the Company surviving as a wholly owned subsidiary of Parent.

In connection with the transactions contemplated by the Merger Agreement, the offering of the Company’s securities pursuant to the Registration Statement have been terminated as of the date hereof.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, White River Capital, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Fe, State of California, on February 14, 2013.

WHITE RIVER CAPITAL, INC.

By:	/s/ Martin J. Szumski
Martin J. Szumski Chief Financial Officer and Senior Vice President